RISK FACTORS

Risk Factors Relating to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in either our or ARCT III’s stock price.

Upon the consummation of the mergers, each share of ARCT III common stock will be converted into the right to receive, at the election of the holder of such share of ARCT III common stock, (a) 0.95 of a share of our common stock, with cash paid in lieu of fractional shares, or (b) cash equal to $12.00, at the election of ARCT III stockholders (subject to proration in accordance with the merger agreement). The stock exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of our common stock or the value of ARCT III common stock. Changes in the price of our common stock prior to the mergers will affect the market value of the merger consideration that ARCT III stockholders electing to receive our common stock will receive on the date of the mergers. Stock price changes may result from a variety of factors (many of which are beyond our control), including the following factors:

•	market reaction to the announcement of the mergers and the prospects of the combined company;
•	changes in our respective businesses, operations, assets, liabilities and prospects;
•	changes in market assessments of the business, operations, financial position and prospects of either company;
•	market assessments of the likelihood that the mergers will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the price of our and ARCT III’s common stock;
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which we and ARCT III operate; and
•	other factors beyond the control of us and ARCT III, including those described or referred to elsewhere in this “Risk Factors” section.

The price of our common stock at the consummation of the mergers may vary from its price on the date the merger agreement was executed, on the date of this Form 8-K and on the date of the special meetings of us and ARCT III. As a result, the market value of the merger consideration represented by the stock exchange ratio will also vary. For example, based on the range of closing prices of ARCP common stock during the period from December 14, 2012, the last trading day before public announcement of the mergers, through January 4, 2013, the latest practicable date before the date of this Form 8-K, the exchange ratio of 0.95 shares of our common stock represented a market value ranging from a low of $12.10 to a high of $13.39.

In addition, the value of ARCT III common stock at the consummation of the mergers may vary from its value on the date the merger agreement was executed, on the date of this Form 8-K and on the date of the special meetings of us and ARCT III. As a result, the market value of ARCT III common stock could be more or less than $12.00, which represents the merger consideration payable if an ARCT III stockholder elects to receive cash (subject to any proration, as discussed herein).

The merger of us and ARCT III and related transactions are subject to approval by stockholders of both us and ARCT III.

In order for the merger of us and ARCT III to be completed, ARCT III stockholders must approve the merger of us and ARCT III and the other transactions contemplated by the merger agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of ARCT III common stock entitled to vote on such proposal. In addition, while a vote of our stockholders is not required to approve the merger of us and ARCT III, our stockholders’ approval is required under applicable NASDAQ rules in order for us to be authorized to issue the shares of our common stock to ARCT III stockholders as part of the merger consideration. Approval of the issuance of shares of our common stock to ARCT III stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast, provided that the total votes cast represent at least a majority of the outstanding shares of our common stock entitled to vote on such proposal. If either or both of these required votes is not obtained by May 31, 2013 (subject to our right and the right of ARCT III to extend such date by up to 60 days), the mergers may not be consummated. The failure to achieve expected benefits and unanticipated costs relating to the mergers could reduce our financial performance.

Your ownership position will be diluted by the merger of us and ARCT III.

The merger of us and ARCT III will dilute the ownership position of our stockholders at the time they are consummated. Following the issuance of shares of our common stock to ARCT III stockholders pursuant to the merger agreement, assuming 70% of the merger consideration is paid in the form of shares of our common stock, our stockholders and the former ARCT III stockholders are expected to hold approximately 9% and 91%, respectively, of the combined company’s common stock outstanding immediately after the merger of us and ARCT III, based on the number of shares of common stock of each of us and ARCT III currently outstanding and various assumptions regarding share issuances by each of us and ARCT III prior to the effective time of the mergers (provided, however, such dilution could be greater than described herein depending on the number of shares of ARCT III common stock with respect to which ARCT III stockholders make stock elections). Consequently, our stockholders, as a general matter, will have less influence over our management and policies after the mergers than they exercise over our management and policies immediately prior to the mergers.

If the mergers do occur, we may incur payment obligations to ARCT III.

If the merger agreement is terminated under certain circumstances, we may be required to pay ARCT III up to $10 million in expense reimbursement.

Failure to complete the mergers could negatively impact our future business and financial results.

If the mergers are not completed, our ongoing businesses could be adversely affected and we will be subject to several risks, including the following:

•	our being required, under certain circumstances, to pay to ARCT III up to $10 million in expense reimbursement;
•	our having to pay certain costs relating to the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees; and
•	the diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

If the mergers are not completed, these risks could materially affect our business, financial results and stock price.

The pendency of the mergers could adversely affect our business and operations.

In connection with the pending mergers, some of our customers or vendors may delay or defer decisions, which could negatively impact our revenues, earnings, cash flows and expenses, regardless of whether the mergers are completed. In addition, due to operating covenants in the merger agreement, we may be unable, during the pendency of the mergers, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

The merger agreement contains provisions that grant the ARCT III board of directors with a general ability to terminate the merger agreement based on the exercise of the directors’ duties.

ARCT III may terminate the merger agreement if its board of directors determines in good faith, after consultation with outside legal counsel, that failure to change its recommendation with respect to the mergers (and to terminate the merger agreement) would be inconsistent with the directors’ duties under applicable law. If the mergers are not completed, our ongoing businesses could be adversely affected and we will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

There may be unexpected delays in the consummation of the mergers, which could impact our ability to timely achieve the benefits associated with the mergers.

The mergers are expected to close during the second quarter of 2013 assuming that all of the conditions in the merger agreement are satisfied or waived. The merger agreement provides that either we or ARCT III may terminate the merger agreement if the mergers have not occurred by May 31, 2013 (subject to our right and the right of ARCT III to extend this date by up to 60 days). Certain events may delay the consummation off the mergers. Some of the events that could delay the consummation of the mergers include difficulties in obtaining the approval of ARCT III or our stockholders or satisfying the other closing conditions to which the mergers are subject.

The mergers are subject to a number of conditions which, it not satisfied or waived, would adversely impact our ability to complete the transactions.

The mergers, which are expected to close during the second quarter of 2013, are subject to certain closing conditions, including, among other things (a) amendment of our management agreement to, among other things (i) eliminate certain acquisition and financing fees payable by us (exclusive of certain pipeline properties), (ii) the internalization of certain accounting, leasing and other management functions and (iii) the reduction of certain asset management fees, (b) the effectiveness of a registration statement on Form S-4 filed by us with the SEC on January 8, 2013 pursuant to which our shares of common stock will be issued, (c) the approval of the merger by at least 50% of all the votes entitled to be cast on the matter by the holders of all of ARCT III’s outstanding shares of common stock, (d) the approval of the issuance of our common stock to the ARCT III stockholders of at least a majority of the votes cast by our stockholders (provided the total number of votes cast constitutes a quorum), (e) the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to materiality standards, and (f) delivery of tax opinions. There can be no assurance these conditions will be satisfied or waived, if permitted or the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the mergers or whether the mergers will be completed at all.

If the proposed credit facility transactions do not close, we will need to replace the funding that will be used to finance a portion of the cash consideration and other merger costs.

We will need additional funding to consummate the mergers. We intend to pay for cash elections by ARCT III stockholders using a combination of (i) ARCT III’s and our available cash on hand and (ii) $1.2 billion of unsecured financing, consisting of a $1.0 billion credit facility (under which ARCT III has obtained a commitment for $650.0 million, and which contains an “accordion” feature to allow ARCT III, under certain circumstances, to increase the commitments thereunder by $350.0 million) and an additional credit facility in the amount of $200.0 million (which amount is committed but subject to reduction to the extent the committing lender participates in the $1.0 billion credit facility). These commitments are subject to customary conditions for these types of financings, including, but not limited to (1) the completion of due diligence review of the assets, liabilities and properties of us and the ARCT III Operating Partnership and their respective subsidiaries, (2) the negotiation and execution of definitive loan documentation, (3) no change, occurrence or development shall have occurred that has had, or could reasonably be expected to result in, a material adverse change in, or a material adverse effect on, the operations, business, assets, properties or liabilities of us and the ARCT III Operating Partnership and their respective subsidiaries, (4) the negotiation, execution and delivery of definitive documentation concerning intercreditor arrangements among the respective credit facility lenders and agents and (5) repayment of our existing senior secured credit facility.

There can be no assurance that we will receive the fundings under the credit facilities described above, that we will finance the mergers as anticipated or will not subsequently enter into alterative financing arrangements, including debt or equity financing or the potential sales of properties to third parties, to fund all or a portion of the cash consideration and other merger costs. If the funding transactions are not consummated, we will need to finance a portion of the cash consideration and other merger costs by other means, which may result in our incurring increased interest costs on replacement financing. The interest rate on replacement financing will depend on prevailing market conditions at the time. If we are unable to obtain adequate funding for the cash consideration and other merger costs, we will be unable to consummate the mergers.

An adverse judgment in a lawsuit challenging the mergers may prevent the mergers from becoming effective or from becoming effective within the expected timeframe.

If any purported stockholders file lawsuits challenging the mergers, we cannot assure you as to the outcome of these lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may prevent the completion of the mergers in the expected time frame, or may prevent them from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our businesses.

Risk Factors Relating to Us Following the Mergers

We expect to incur substantial expenses related to the mergers.

We expect to incur substantial expenses in connection with completing the mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of ARCT III with ours. There are several systems that must be integrated, including accounting and finance and asset management. While we have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of our integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the mergers.

American Realty Capital Advisors III, LLC, or the ARCT III Advisor, will only provide support for a limited period of time under the Second Amended and Restated Advisory Agreement, dated as of November 13, 2012, by and among ARCT III, the ARCT III Advisor and the ARCT III Operating Partnership, or the ARCT III Advisory Agreement.

The ARCT III Advisory Agreement, which requires the ARCT III Advisor to provide certain services to ARCT III, including asset management, advisory services, and other essential services, has been terminated and will expire 60 days following the consummation of the mergers, which we anticipate will occur during the second quarter of 2013. To the extent the employees and infrastructure of the combined company cannot adequately provide any such services to the combined company after the expiration of the advisory agreement, the operations and the market price of the combined company’s common stock would be adversely affected.

Following the mergers, the combined company may be unable to integrate successfully the businesses of us and ARCT III and realize the anticipated benefits of the mergers or do so within the anticipated timeframe.

The mergers involve the combination of two companies which currently operate as independent public companies. Even though the companies are operationally similar, the combined company will be required to devote significant management attention and resources to integrating their business practices and operations. It is possible that the integration process could result in the distraction of the combined company’s management, the disruption of the combined company’s ongoing business or inconsistencies in the combined company’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the combined company to maintain relationships with customers, vendors and employees or to fully achieve the anticipated benefits of the mergers.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the mergers.

Following the mergers, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The combined company cannot assure you that its expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The market price of our common stock may decline as a result of the merger.

The market price of our common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts.

In addition, following the effective time of the merger, our stockholders and former ARCT III stockholders will own interests in a combined company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of us and ARCT III may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of our common stock. If, following the effective time of the merger, there is selling pressure on our common stock that exceeds demand at the market price, the price of our common stock could decline.

We cannot assure you that we will be able to continue paying dividends at the current rate.

We plan to continue our current monthly dividend practices following the merger. However, stockholders may not receive the same dividends following the merger for various reasons, including the following:

•	as a result of the merger and the issuance of shares of our common stock our connection with the merger, the total amount of cash required for us to pay dividends at the current rate will increase;
•	we may not have enough cash to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;
•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend practices at any time and for any reason;
•	we may desire to retain cash to maintain or improve our credit ratings; and
•	the amount of dividends that our subsidiaries may distribute to us may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Further, our stockholders have no contractual or other legal right to dividends that have not been declared.

Counterparties to certain significant agreements with us and/or ARCT III may have consent rights in connection with the mergers.

Each of us and ARCT III is party to certain agreements that give the counterparty certain rights, including consent rights, in connection with “change in control” transactions. Under certain of these agreements, the mergers may constitute a “change in control” and, therefore, the counterparty may assert its rights in connection with the mergers. Any such counterparty may request modifications of its agreements as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will not exercise their rights under the agreements, including termination rights where available. In addition, the failure to obtain consent under one agreement may be a default under agreements and, thereby, trigger rights of the counterparties to such other agreements, including termination rights where available.

We may incur adverse tax consequences if ARCT III has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

If ARCT III has failed or fails to qualify as a REIT for U.S. federal income tax purposes and the mergers completed, we may inherit significant tax liabilities and could lose our REIT status should disqualifying activities continue after the mergers.

Our anticipated level of indebtedness will increase upon completion of the mergers and will increase the related risks we now face.

In connection with the mergers, we will incur additional indebtedness and will assume certain indebtedness of ARCT III and will be subject to increased risks associated with debt financing, including an increased risk that the combined company’s cash flow could be insufficient to meet required payments on its debt. As of January 4, 2013, we had indebtedness of $160.3 million. Taking into account our existing indebtedness, the incurrence of additional indebtedness in connection with the mergers, and the assumption of indebtedness in the mergers, our pro forma consolidated indebtedness as of January 4, 2013, after giving effect to the mergers, would be approximately $1.3 billion.

Our increased indebtedness could have important consequences to holders of our common stock and preferred stock, including:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;
•	requiring the use of a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate operating requirements;
•	limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and
•	putting us at a disadvantage compared to our competitors with less indebtedness.

If we default under a loan, we may automatically be in default under any other loan that has cross-default provisions, and we may lose the properties securing these loans.